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Exhibit 99.1

NEWS

For immediate release

Contact:	Timothy J. Romenesko Vice President, Chief Financial Officer 630) 227-2090 e-mail address: tromenesko@aarcorp.com web address: www.aarcorp.com

AAR REPORTS FIRST QUARTER FISCAL YEAR 2004 RESULTS

        WOOD DALE, ILLINOIS (September 17, 2003)—AAR (NYSE: AIR) today reported net sales of $152.1 million and a net loss of $2.0 million or $.06 per share for the first quarter ended August 31, 2003. During the first quarter, the Company generated $9.0 million of cash flow from operations primarily due to a reduction in inventory. For the first quarter of last fiscal year, the Company reported net sales of $151.2 million and a net loss of $4.9 million or $0.15 per share.

        "The operating environment in our industry improved as the first quarter progressed and sales in August were the highest monthly sales since August 2001. Additionally, each of our segments reported a year over year increase in profitability as we benefited from improved gross margins and lower costs," said AAR President and CEO David P. Storch. "We experienced strength in our parts trading, airframe maintenance and Mobility Systems businesses and we saw significant improvement in profitability at our industrial turbine business and our distribution business where we achieved higher sales to our airline customers. We continued to experience softness in our component repair operations where we took additional actions to lower our operating costs. These actions contributed to severance expense in the quarter of $0.6 million pre-tax, which will result in lower ongoing operating expenses beginning in our second quarter. Although we experienced lower sales in our cargo systems business, our backlog has increased and we expect improved results for the remainder of the fiscal year at this business."

        Storch added, "We are starting the second quarter with a lower cost structure, enhanced liquidity and an improved balance sheet. We have increased our backlog by 20% since the beginning of the fiscal year and in addition have won several significant new orders which we expect to announce shortly. We anticipate that our operating performance will continue to improve as the worldwide economy and the airline industry recover and we continue to focus on our customers' needs for low-cost, value-added solutions."

        AAR (NYSE: AIR) is the leading provider of aftermarket support to the worldwide aviation/aerospace industry. Products and services include customized inventory management and logistics programs, encompassing supply, repair and manufacture of spare parts and systems. Headquartered in Wood Dale, Illinois, AAR serves commercial and government aircraft fleet operators and independent service customers throughout the world. Further information can be found at www.aarcorp.com.

[AAR CORP. LOGO]

One AAR Place    •    1100 N. Wood Dale Road    •    Wood Dale, Illinois 60191 USA     •    1-630-227-2000    Fax 1-630-227-2101

        AAR will hold its quarterly conference call at 10:30 AM (CDT) on September 17, 2003. The conference call can be accessed via dial-in (1-312-461-1932; conference code 721319). A replay of the call will be available (1-719-457-0820; conference code 721319) until 12 AM on September 23, 2003.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 7, entitled "Factors Which May Affect Future Results", included in the Company's May 31, 2003 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company's control. The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR's filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

	Three Months Ended August 31,
	2003	2002
	(Unaudited)
Comparative Statement of Operations (In thousands except per share data)
Sales	$152,114	$151,165
Cost of sales	130,998	133,400
Gross profit	21,116	17,765
SG&A	19,648	20,781
Operating income (loss)	1,468	(3,016)
Interest expense	4,913	4,867
Interest income	375	376
Pretax loss	(3,070)	(7,507)
Benefit for income taxes	(1,074)	(2,628)
Net loss	(1,996)	(4,879)
Loss per share—Basic	$(0.06)	$(0.15)
Loss per share—Diluted	$(0.06)	$(0.15)
Average shares outstanding—Basic	31,850	31,866
Average shares outstanding—Diluted	31,850	31,866
	August 31, 2003	May 31, 2003
	(Unaudited)	(Derived from audited financial statements)
Balance Sheet Highlights (In thousands except per share data)
Cash and cash equivalents	$31,929	$29,154
Current assets	387,141	396,412
Current maturities of recourse LTD	24,454	24,000
Current maturities of non-recourse LTD*	32,322	32,527
Current liabilities (excl current maturities)	131,085	147,048
Working capital	199,280	192,837
Net property, plant and equipment	91,322	94,029
Total assets	676,345	686,621
Bank lines & notes payable	21,614	35,729
Recourse long-term debt	174,735	164,658
Stockholders' equity	290,455	294,988
Book value per share	$9.12	$9.26
Shares outstanding	31,850	31,850

*
On June 20, 2002 the Company purchased the equity interest in an aircraft joint venture from its partner for nominal consideration as disclosed in the Company's May 31, 2003 Form 10-K. As a result, the book value of the aircraft and the associated non-recourse debt were recorded on the Company's consolidated balance sheet. The debt is currently being serviced by the underlying aircraft lease.

	Three Months Ended August 31,
	2003	2002
	(Unaudited)
Sales By Business Segment (In thousands)
Inventory & Logistics Services	$61,737	$61,299
Maintenance, Repair & Overhaul	53,425	46,926
Manufacturing	25,170	27,987
Aircraft & Engine Sales & Leasing	11,782	14,953

	$152,114	$151,165

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AAR REPORTS FIRST QUARTER FISCAL YEAR 2004 RESULTS